Exhibit 23.4

INDEPENDENT AUDITORS’ CONSENT

Form S-1 Registration Statement

The Board of Directors

Alta Equipment Group, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Alta Equipment Group, Inc. pursuant to Rule 462(b) of the Securities Act of 1933 of our audit reports on Northland Industrial Trucking Co., Inc. for the years ended October 31, 2018 dated December 9, 2019 and the period ended April 30, 2019, dated March 9, 2020, that are included in the Alta Equipment Group Inc. Registration Statement (Form S-1 (No. 333-251097)).

/s/ O’Connor & Drew, P.C.

December 17, 2020

Braintree, Massachusetts

25 Braintree Hill Office Park • Suite 102 • Braintree, MA 02184 • P:617.471.1120 • F:617.472.7560

27 Church Street • Winchester, MA 01890 • P:781.729.4949 • F:781.729.5247

www.ocd.com